PROSPECTUS dated November 21, 2011	Amendment No. 1 dated October 4, 2012 to
PROSPECTUS SUPPLEMENT dated November 21, 2011	Pricing Supplement No. 339 to
Registration Statement No. 333-178081
Dated September 28, 2012
Rule 424(b)(2)
$10,000,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Asia ex Japan High Dividend Index (Price) Participation Notes due October 9, 2015
Unlike ordinary debt securities, the Asia ex Japan High Dividend Index (Price) Participation Notes due October 9, 2015, which we refer to as the securities, do not pay interest and do not guarantee any return of principal at maturity.  Instead, the payment that you will receive at maturity, or upon your exchange of securities, will be an amount of cash, which we refer to as the net entitlement value, based on the performance of the Asia ex Japan High Dividend Index (Price), which we refer to as the underlying index, plus any accrued eligible dividends.  The level of the net entitlement value will be reduced each day by the adjustment amount described below.  You may lose your entire initial investment in the securities.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The principal amount and issue price of each security is $1,000.
•	We will not pay interest on the securities.
•
At maturity, if you have not previously exchanged your securities, you will receive for each security an amount of cash equal to the net entitlement value and any accrued eligible dividends as determined on September 28, 2015, which we refer to as the maturity valuation date.

•
The initial index value is 995.025, which is the closing value of the underlying index on September 28, 2012, the day we priced the securities for initial sale to the public, which we refer to as the pricing date.

•
The initial net entitlement value will be $970 per $1,000 principal amount of securities.  The net entitlement value calculated on any subsequent index business day will equal the net entitlement value on the previous index business day multiplied by the index performance on that index business day, minus the adjustment amount as of that index business day.

º	The index performance on any index business day is a ratio of the value of the underlying index on that index business day to the value of the underlying index on the previous index business day.
º
The adjustment amount on any index business day will equal (a) the quotient of (i) the product of 0.40% of the net entitlement value on the previous index business day and the number of calendar days since the previous index business day divided by (ii) 365 plus (b) the administration fee.

º
The administration fee on any index business day from and including the pricing date to and including the maturity valuation date or the exchange valuation date, as applicable, will equal the aggregate amount of  all transaction costs, taxes and any other fees or charges that would be incurred by a foreign investor in the relevant markets since the previous index business day, calculated on a per stated principal amount basis, for such investor to buy or sell any stocks in such markets necessary to match the composition and performance of the underlying index, as determined by the calculation agent in its sole discretion.

•
Accrued eligible dividends will be an amount per security determined by the calculation agent to reflect an amount equal to any cash dividends in respect of the stocks composing the underlying index where both the ex-dividend date and the payment date for that dividend falls within the period from but excluding the pricing date through and including the maturity valuation date (or exchange valuation date, if applicable), net of any costs, taxes or fees required to be deducted or paid by a foreign investor in the market for the relevant stock in connection with the relevant dividend.

•
Because the net entitlement value is only $970 per $1,000 principal amount of securities initially and will be reduced by 0.40% per year based on each index business day’s net entitlement value, and further reduced by the administration fee, the value of the underlying index must increase sufficiently in order for such increase to overcome the reduced initial net entitlement value and to offset these charges and for you to receive at least the $1,000 principal amount per security at maturity, or upon any earlier exercise of your exchange right.  If the value of the underlying index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the $1,000 principal amount per security at maturity, or upon any earlier exercise of your exchange right.  You could lose your entire initial investment in the securities.

•
You will have the right to exchange your securities on any index business day during the term of the securities for an amount of cash payable on the relevant exchange date that is equal to the net entitlement value and accrued eligible dividends determined on the index business on which you wish to exercise the exchange right, which we refer to as the exchange valuation date.

•
Structured Solutions AG, as the index publisher, may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the securities will be redeemed early for a cash payment equal to the net entitlement value on the trading day immediately preceding such discontinuance plus any accrued eligible dividends.

•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 6174822M5 and the ISIN for the securities is US6174822M54.
You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-11.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$1,000	$30	$970
Total	$10,000,000	$300,000	$9,700,000

(1)
Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $30 for each security they sell.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly owned subsidiary.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement and prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement, prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i)  to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 except:

(1)    to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)    where no consideration is or will be given for the transfer; or

(3)    where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term notes of Morgan Stanley.  The securities are exchangeable for an amount of cash based on the performance of the underlying index, any accrued eligible dividends and the adjustment amount.  Unlike conventional debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity or upon any earlier exercise of your exchange right.  Accordingly, you could lose your entire initial investment in the securities.

Each security costs $1,000	We, Morgan Stanley, are offering our Asia ex Japan High Dividend Index (Price) Participation Notes due October 9, 2015. The principal amount and issue price of each security is $1,000.

Your initial net entitlement value is $970 per $1,000 principal amount of securities, meaning that you collectively bear the cost of the agent’s commission of 3%.  In addition, the adjustment amount deducted from the net entitlement value at maturity, or upon any earlier exercise of your exchange right, includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging of our obligations under the securities.

We expect that the secondary market prices of the securities will be adversely affected by the deduction of the adjustment amount, including the administration fee, in the calculation of the net entitlement value.  See “Risk Factors—The adjustment amount and the inclusion of commissions and projected profit from hedging in the issue price are likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

Because the net entitlement value is only $970 per $1,000 principal amount of securities initially and will be reduced by 0.40% per year based on each index business day’s net entitlement value, and further reduced by the administration fee, the value of the underlying index must increase sufficiently in order for such increase to overcome the reduced initial net entitlement value and to offset these charges and for you to receive at least the $1,000 principal amount per security at maturity, or upon any earlier exercise of your exchange right.

No guaranteed return of principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity, or upon earlier exchange by you as described in this pricing supplement under “Description of Securities—Payment at Maturity, or upon any earlier exercise of your Exchange Right,” we will pay to you an amount of cash based on the performance of the underlying index.  While you will receive any accrued eligible dividends, you will only receive them at maturity or upon any earlier exercise of your exchange right and you will not receive any interest or other compensation to account for the lost time value of money due to the deferral of the payment to you of these dividends.

Payout on the securities at maturity, or upon any earlier excise of your exchange right
The payout on the securities at maturity, or upon any earlier exercise of your exchange right, will be based on the applicable net entitlement value of the securities and accrued eligible dividends determined on the applicable valuation date.

We refer to the valuation date for any earlier exercise of your exchange right as the exchange valuation date, and we refer to the valuation date at maturity as the maturity valuation date.  The maturity valuation date is scheduled to be September 28, 2015, subject to adjustment for non-index business days and market disruption events.

The initial index value will be the closing value of the underlying index on the day we price the securities for initial sale to the public, which we refer to as the pricing date.

The initial net entitlement value will equal $970 per $1,000 principal amount of securities.

The net entitlement value on any subsequent index business day will equal (i) the product of (x) the net entitlement value on the previous index business day and (y) the index performance on that index business day, minus (ii) the adjustment amount as of that index business day.  The net entitlement value may be expressed by the following formula:

NEVT	=	NEVT-1	×	index performance T	–	adjustment amount

where NEV = net entitlement value T = any index business day

The index performance on any index business day will equal the closing value of the underlying index on that index business day divided by the value of the underlying index on the previous index business day.  The index performance may be expressed by the following formula:

Index Performance	=	Closing Index Value of the Underlying IndexT
Closing Index Value of the Underlying IndexT–1

where T = any index business day

The adjustment amount on any index business day will equal (a) the quotient of (i) the product of 0.40% of the net entitlement value on the previous index business day and the number of calendar days since the previous index business day divided by (ii) 365 plus (b) the administration fee.

The administration fee on any index business day from and including the pricing date to and including the maturity valuation date or the exchange valuation date, as applicable, will equal the aggregate amount of  all transaction costs, taxes and any other fees or charges that would be incurred by a foreign investor in the relevant markets since the previous index business day, calculated on a per stated principal amount basis, for such investor to buy or sell any stocks in such markets necessary to match the composition and performance of the underlying index, as determined by the calculation agent in its sole discretion.  The administration fee does not include the cost of the agent’s commission of 3%.

Accrued eligible dividends will be an amount per security determined by the calculation agent to reflect an amount equal to any cash dividends in respect of the stocks composing the underlying index where both the ex-dividend date and the payment date for that dividend falls within the period from but excluding the pricing date through and including the maturity valuation date (or exchange valuation date, if applicable), net of any costs, taxes or fees required to be deducted or paid by a foreign investor in the market for the relevant stock in connection with the relevant dividend.

To better understand the adverse effect that the adjustment amount has on the payout to you on the securities, please review the examples under the heading “Hypothetical Payouts on the Securities at Maturity” beginning on PS-9.

You may elect to exchange your securities on any index business day during the term of the securities
You may elect to exchange your securities on any index business day for the net entitlement value plus any accrued eligible dividends determined on the index business on which you timely exercise the exchange right, which we refer to as the exchange valuation date.

If you duly exercise your exchange right, we will pay a cash amount equal to the net entitlement value plus any accrued eligible dividends to the trustee for delivery to you on the fifth trading day following the exchange valuation date, which we refer to as the exchange date.

To exchange your securities for payment on the related exchange date, you must instruct your broker or other person through whom you hold your securities to take the appropriate steps through normal clearing system channels.  Your book-entry interest in the securities must be transferred to the trustee on our behalf at or prior to 10:00 a.m. (New York City time) on the exchange date.

Different brokerage firms may have different deadlines for accepting instructions from their customers.  Accordingly, as a beneficial owner of the securities, you should consult the brokerage firm through which you own your interest for the relevant deadline.

If your instructions are not timely made and your book-entry interest is not transferred to the trustee on our behalf at or prior to 10:00 a.m. (New York City time) on an index business day, you will not be able to exchange your securities until the following index business day and you will need to complete all the required steps if you should wish to exchange your securities on that subsequent index business day.

We may request that Morgan Stanley & Co. LLC, which we refer to as MS & Co. and which is one of our wholly-owned subsidiaries, purchase the securities in exchange for the cash amount that would otherwise have been payable by us.  MS & Co.’s agreement to purchase the exchanged securities will not affect your right to take action against us if MS & Co. fails to purchase your securities. Any securities purchased by MS & Co. will remain outstanding.

Asia ex Japan High Dividend Index (Price)
The underlying index was established on September 11, 2012 and is a price return index designed to track the performance of certain Asian large capitalization companies that offer a high and relatively stable annual dividend yield.  The underlying index consists of 27 exchange-listed stocks (each, an “index component”) of large capitalization companies based in Australia, Hong Kong, Singapore, China, Taiwan or Indonesia that satisfy the dividend yield stability and dividend yield rank criteria, as determined by our affiliate, Morgan Stanley Asia Limited, and Structured Solutions AG (the “index publisher”), on an annual basis.  However, as a price return index, any ordinary dividends paid on the index components are not taken into account in the calculation of the level of the underlying index.  The underlying index employs an equal weighting methodology such that upon annual rebalancing, each index component contributes an equal value to the index level.  The underlying index is calculated, maintained and published by the index publisher in accordance with the index methodology.

Please review the indicative historical performance of the underlying index for the period from September 11, 2009 through September 28, 2012 in this pricing supplement under “Description of Securities—Historical Information.”  You cannot predict the future performance of the underlying index based on its indicative historical performance.

You have no shareholder rights
Investing in the securities is not equivalent to investing in the stocks composing the underlying index.  As an investor in the securities, you will not have voting rights or, other than any accrued eligible dividends, rights to receive dividends or other distributions or any other rights with respect to the stocks composing the underlying index.

The securities are subject to acceleration prior to maturity
The index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the securities will be redeemed early for a cash payment equal to the net entitlement value on the trading day immediately preceding such discontinuance plus any accrued eligible dividends.  See “Description of Securities—Discontinuance of the Underlying Index; Acceleration.”

Morgan Stanley & Co. LLC will be the calculation agent
We have appointed our affiliate, MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior debt securities.  As calculation agent, MS & Co. will determine, among other things, the cash amount that you will receive at maturity, or upon any earlier exercise of your exchange right.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-30.

Where you can find more information on the securities
The securities are unsecured senior debt securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011 and in the prospectus dated November 21, 2011.  We describe the basic features of this type of security in the sections of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement. You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.”

The tax treatment of investments in equity-linked securities such as these differs from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Securities—United States Federal Income Taxation.”  You should consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

The payout on the securities at maturity will depend principally on the level of the underlying index on the maturity valuation date but will also be affected by the administration fee, which includes both a fixed charge of 0.40% of the net entitlement value, as determined on each day, and variable charges related to the costs associated with holding and transecting in the securities in the local market as part of our hedging or our exposure to the securities.  The examples of the hypothetical payout calculations that follow assume that you hold the securities to maturity and are based on an administration fee hypothetically set to equal $5 per security over the term of the securities.  The examples below are based on the following terms:

•	Hypothetical term of the securities: 3 years

•	Hypothetical initial index value: 1,000

•	Issue price: $1,000 per security

•	Initial net entitlement value: $970 per security

•	Hypothetical administrative fee: $5 per security

•	Hypothetical accrued eligible dividends: $150 per security

The examples below demonstrate the effect that the adjustment amount has on the payout on the securities at maturity relative to the performance of the underlying index.  Note that in each of the examples, in order to illustrate the relative return between the underlying index and an investment in the securities, we have, in calculating the effect of the adjustment amount, assumed that the underlying index had moved up or down at an even rate, which, when compounded daily, results in the applicable total return of the underlying index.  One part of the adjustment amount is measured daily as a percentage of the prior day’s net entitlement value (0.40%) and, accordingly, the level of the underlying index and therefore the net entitlement value on each day will substantially affect the degree to which the adjustment amount reduces the level of the net entitlement value.  Large increases in the level of the underlying index will increase the adjustment amount and therefore the amount by which the net entitlement value will be reduced.  Because the level of the underlying index may be subject to significant fluctuations over the term of the securities and because the adjustment amount will be larger when the underlying index has moved up and smaller when the underlying index has moved down, it is not possible to present a chart or table illustrating the complete range of possible payouts on the securities at maturity for any given ending value of the underlying index.  The actual payout on the securities at maturity relative to the performance of the underlying index may be more or less than shown in the below table and will depend on the actual returns of the underlying index over the term of the securities.

Hypothetical Ending Value of the Underlying Index	Index Performance of the Underlying Index	Underlying Index Annualized Return	Issue Price per Security	Total Payout per Security at Maturity	Total Return per Security at Maturity	Annualized Return on Securities at Maturity
0	-100%	-33.33%	$1,000	$133	-86.70%	-28.90%
100	-90%	-30.00%	$1,000	$230	-77.00%	-25.67%
200	-80%	-26.67%	$1,000	$327	-67.30%	-22.43%
300	-70%	-23.33%	$1,000	$424	-57.60%	-19.20%
400	-60%	-20.00%	$1,000	$521	-47.90%	-15.97%
500	-50%	-16.67%	$1,000	$618	-38.20%	-12.73%
600	-40%	-13.33%	$1,000	$715	-28.50%	-9.50%
700	-30%	-10.00%	$1,000	$812	-18.80%	-6.27%
800	-20%	-6.67%	$1,000	$909	-9.10%	-3.03%
900	-10%	-3.33%	$1,000	$1,006	0.60%	0.20%
1,000	0%	0%	$1,000	$1,103	10.30%	3.43%
1,100	10%	3.33%	$1,000	$1,200	20.00%	6.67%
1,200	20%	6.67%	$1,000	$1,297	29.70%	9.90%
1,300	30%	10.00%	$1,000	$1,394	39.40%	13.13%

1,400	40%	13.33%	$1,000	$1,491	49.10%	16.37%
1,500	50%	16.67%	$1,000	$1,588	58.80%	19.60%
1,600	60%	20.00%	$1,000	$1,685	68.50%	22.83%
1,700	70%	23.33%	$1,000	$1,782	78.20%	26.07%
1,800	80%	26.67%	$1,000	$1,879	87.90%	29.30%
1,900	90%	30.00%	$1,000	$1,976	97.60%	32.53%
2,000	100%	33.33%	$1,000	$2,073	107.30%	35.77%

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt and, unlike ordinary debt securities, the securities do not provide for any payment of interest or guarantee any repayment of principal at maturity.  Because the securities will be repaid by payment of an amount of cash based on the performance of the underlying index, as reduced by the adjustment amount, plus any accrued eligible dividends, there is no guaranteed return of principal at maturity.  This section describes the most significant risks relating to the securities.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest and do not guarantee return of principal
The terms of the securities differ from ordinary debt securities in that you will not be paid interest and you are not guaranteed the return of your principal at maturity.  The return on your investment in the securities may be less than the amount that would be paid on an ordinary debt security and may be zero.  The payout to you at maturity, or upon any earlier exercise of your exchange right, will be a cash amount that may be worth less, and potentially significantly less, than the $1,000 principal amount of each security.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, or upon any earlier exercise of your exchange right, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

The market price of the securities will be influenced by many unpredictable factors
A number of factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the value of the underlying index, as reduced by the adjustment amount, and the component stocks of the underlying index on any day will affect the value of the securities more than any other single factor.  The dividend rates on the stocks composing the underlying index will also have a substantial effect on the value of the securities.  Other factors that may influence the value of the securities include:

•	the volatility (frequency and magnitude of changes in value) of the underlying index,

•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or securities markets generally and which may affect the value of the underlying index,

•	the time remaining until the securities mature,

•	interest and yield rates in the market,

•	the availability of comparable instruments,

•	the composition of the underlying index and changes in the constituent stocks of such index,

•	the costs associated with buying and selling the stocks composing the underlying index, and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the issue price, if market interest rates rise or the level of the underlying index is at, below or not sufficiently above the level of the underlying index on the day the securities were initially priced for sale to the public.  This could happen, for example, if the value of the underlying index declines, if the reduction of the net entitlement value of the securities as a result of the adjustment amount is not offset by a corresponding increase in the value of the underlying index, or due to a discount reflected in the trading prices of the securities.  See “—The adjustment amount will have the effect of reducing your participation in the underlying index,” “—The securities will not be listed on any securities exchange and secondary trading may be limited,” and “—Hedging and trading activity by the calculation agent and its affiliates could adversely affect the value of the underlying index.”

You cannot predict the future performance of the underlying index or the component stocks of the underlying index based on their indicative historical performance.  In addition, there can be no assurance that the underlying index will increase or that the value of the underlying index on any exchange valuation date or the maturity valuation date will exceed the initial value of the underlying index by a sufficient amount to compensate for the effect of the adjustment amount such that you will receive at maturity, or upon any earlier exercise of your exchange right, a payment in excess of the issue price of the securities.

There are risks associated with investments in securities linked to the value of foreign equity securities
The underlying index is designed to track the performance of foreign stocks in Asia and Australia.  Investments in securities linked to the underlying index involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

The securities are subject to currency exchange rate risk
Because the closing values of the underlying index reflect the U.S. dollar value of the stocks represented in the underlying index, holders of the securities will be exposed to the currency exchange rate risk with respect to each of the currencies of the component countries included in the underlying index.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the underlying index, the value of the underlying index will be adversely affected and the payment at maturity on the securities may be significantly reduced. Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

The underlying index is composed of 27 stocks and has a concentration in companies in Asia and Australia with large market capitalization
At any time, the underlying index is composed of stocks of 27 exchange-listed stocks of large market capitalization companies in Asia and Australia.  Each index component must also be included in one or more benchmark indices in their respective country.  If a stock that otherwise would be included in the underlying index is not included in one or more of such indices, it will not be a component of the underlying index.  Furthermore, the securities are subject to concentration risks applicable to investing in an underlying index composed of stocks in only Asia and Australia.

The underlying index was established on September 11, 2012 and therefore has a very limited history
The underlying index was established on September 11, 2012 and therefore has a very limited history.  As such, performance for periods prior to the establishment of the underlying index has been retrospectively simulated by Morgan Stanley Asia Limited, as the index advisor, on a hypothetical basis.  A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlying index existed at any time during the period of the retrospective simulation.  The methodology and the underlying index used for the calculation and retrospective simulation of the underlying index have been developed with the advantage of hindsight.  In reality, it is not possible to invest with the advantage of hindsight and therefore this historical performance is purely theoretical.  Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to September 11, 2012.  Such data must be considered illustrative only.  The historical data may not reflect future performance and no assurance can be given as to the level of the underlying index at any time.

The future performance of the underlying index may bear little or no relation to the historical or hypothetical performance of the underlying index
The hypothetical annualized returns during the period from September 11, 2009 to September 28, 2012 indicate a return as low as -8.66 (for the period from January 1, 2011 to December 31, 2011) and the return as high as 16.85% (for the period from January 1, 2010 to December 31, 2010).  We cannot guarantee performance of the underlying index and you should not take the historical or hypothetical retrospective values of the underlying index as an indication of its future performance.  In addition, as the underlying index is new and has limited actual historical performance, an investment in the underlying index may involve greater risk.  See the sections of this pricing supplement called “Description of Securities—Indicative and Historical Information.”

The underlying index is only adjusted annually
The composition of the underlying index is ordinarily adjusted annually.  Unless Structured Solutions AG, as the index publisher, determines any extraordinary events, distributions, capital increases, rights issues, capital reductions, share splits or par value conversions require adjustments to be made, the index components and the number of shares calculated for each index component will remain unchanged for a year.

The securities will not be listed on any securities exchange and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

The adjustment amount will have the effect of reducing your participation in the underlying index
Because the net entitlement value is only $970 per $1,000 principal amount of securities initially and will be reduced by 0.40% per year based on each index business day’s net entitlement value, and further reduced by the administration fee, the underlying index must increase sufficiently in order for you to receive an amount at maturity, or upon any earlier exercise of your exchange right, equal to the issue price for each security.  The administration fee on any index business day from and including the pricing date to and including the maturity valuation date or the exchange valuation date, as applicable, will equal the aggregate amount of  all transaction costs, taxes and any other fees or charges that would be incurred by a foreign investor in the relevant markets since the previous index business day, calculated on a per stated principal amount basis, for such investor to buy or sell any stocks in such markets necessary to match the composition and performance of the underlying index, as determined by the calculation agent in its sole discretion.  Therefore, the range or the actual amount of the administration fee is not determined in advance, and the actual amount of the administration fee will be greater at pricing, on annual rebalancing dates for the underlying index and at maturity or upon any earlier exercise of your exchange right.

The ultimate effect that the adjustment amount will have on your payout on the securities will depend on the performance of the underlying index and, in particular, on the direction, magnitude, timing and duration of the changes in the value of the underlying index.  Since the adjustment amount will be calculated based on the net entitlement value on each day over the term of the securities, the adjustment amount on the securities will be higher if the level of the underlying index over the term of the securities remained higher. Higher closing values of the underlying index on any date prior to the relevant exchange valuation date or the maturity valuation date, as applicable, will result in higher adjustment amount and greater deductions from the net entitlement value due to you at maturity or upon any earlier exercise of your exchange right.

Investing in the securities is not the same as investing directly in stocks composing the underlying index
Due to the effect of the adjustment amount on the payout on the securities and the initial net entitlement value set at $970, investing in the securities is not equivalent to a direct investment in the component stocks included in the underlying index.

The setting of the initial net entitlement value at $970 and the deduction of the adjustment amount from the net entitlement value
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the issue price, since secondary market prices are likely to be adversely affected by the fact that the initial net entitlement value is set at $970 and by the deduction of the adjustment

are likely to adversely affect secondary market prices	amount from the calculation of the net entitlement value over the term of the securities. The adjustment amount includes not only a 0.40% per annum deduction based on each index business day’s net entitlement value but also an amount based on the cost of hedging the securities at inception, on the annual rebalancing dates for the underlying index and at maturity or upon any earlier exercise of your exchange right. The adjustment amount includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

You have no shareholder rights
Investing in the securities is not equivalent to investing in the stocks composing the underlying index.  As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions (except that accrued eligible dividends will be used to calculate the payout on the securities at maturity, or upon any earlier exercise of your exchange right) or any other rights with respect to the stocks composing the underlying index.

The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the securities
The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in the underlying index and on each of the components making up the underlying index.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities.  Any of these activities may adversely affect the market value of the securities.

The securities are subject to acceleration prior to maturity
The index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the securities will be redeemed early for a cash payment equal to the net entitlement value on the trading day immediately preceding such discontinuance plus any accrued eligible dividends.  See “Description of Securities—Discontinuance of the Underlying Index; Acceleration.”

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

As calculation agent, MS & Co. has determined the initial index value and will determine any other index value, any accrued eligible dividends, any administration fee and whether a market disruption event has occurred.  The administration fee on any index business day from and including the pricing date to and including the maturity valuation date or the exchange valuation date, as applicable, will equal the aggregate amount of  all transaction costs, taxes and any other fees or charges that would be incurred by a foreign investor in the relevant markets since the previous index business day, calculated on a per stated principal amount basis, for such investor to buy or sell any stocks in such markets necessary to match the composition and performance of the underlying index, as determined by the calculation agent in its sole discretion.  Such fees may include capital gains tax, transfer pricing tax, brokerage commissions and custodial fees.  The administration fee will be based on the actual amounts we incur and not be fixed or subject to any cap.  Any of these determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payment you will receive upon any earlier exercise of your exchange right or at maturity.  See the sections of this pricing supplement called “Description of Securities—Discontinuance of the Underlying Index; Acceleration” and “—Market Disruption Event.”

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the underlying index
One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities, including taking positions in the component stocks of the underlying index (and possibly to other instruments linked to the component stocks of the underlying index).  Some of our subsidiaries also trade the component stocks of the underlying index (and other financial instruments related to the underlying index and the component stocks of the underlying index) on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value and, therefore, could have increased the value at which the underlying index must close before you receive a payment upon any earlier exercise of your exchange right or at maturity that exceeds the issue price of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the underlying index on any exchange valuation date or the maturity valuation date and, accordingly, the payment you will receive upon any earlier exercise of your exchange right or at maturity.

The U.S. federal income tax consequences of an investment in the securities are uncertain
Please note that the U.S. federal income tax discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the corresponding discussions contained in the accompanying prospectus supplement.

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and subject to the discussion below regarding the treatment of Eligible Dividends, it is more likely than not that a security will be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in this pricing supplement.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

Because of the lack of authority addressing the treatment of instruments such as the securities, there is a significant risk that a U.S. Holder could be treated for U.S. federal income tax purposes as the owner of the Underlying Shares (as defined under “United States Federal Taxation”), in which case the amount, timing and character of the gain or loss on a security could be materially and adversely affected.  For instance, under such treatment, a U.S. Holder would be required to include in income dividends on the Underlying Shares as such dividends are paid, and to recognize taxable gain (or loss) upon a rebalancing of the index or a change in the index constituents. Further, there is a substantial risk that the IRS could treat accrued Eligible Dividends received upon settlement or any proceeds of a sale or exchange of a security attributable to accrued Eligible Dividends as a separate item of income. Due to the lack of governing authority, our counsel is not able to opine as to whether amounts realized upon disposition of the securities that are attributable to Eligible Dividends will be treated as a separate item of income. In the event that accrued Eligible Dividends are so treated, a U.S. Holder would likely recognize ordinary income equal to the amount of accrued Eligible Dividends regardless of whether the U.S. Holder recognizes an overall gain or loss on the securities.  Other alternative treatments of the securities that could materially and adversely affect the U.S. federal income tax consequences of an investment in the securities are also possible.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

This discussion and the discussion under “United States Federal Taxation” do not address the potential tax consequences to non-U.S. investors in the securities.  A non-U.S. investor that acquires a security may be subject to adverse U.S. federal tax consequences, including U.S. federal withholding tax.  Non-U.S. investors should consult their tax advisers regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities.

You should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 principal amount of any of our Asia ex Japan High Dividend Index (Price) Participation Notes due October 9, 2015.  In this pricing supplement, the terms “we,”  “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$10,000,000

Maturity Date	October 9, 2015, subject to extension in the event of a Market Disruption Event on the Maturity Valuation Date.

If, due to a Market Disruption Event or otherwise, the Maturity Valuation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second scheduled Trading Day following that Maturity Valuation Date as postponed.  See “—Maturity Valuation Date and Exchange Valuation Date” below.

Issue Price	$1,000 per Security

Denominations	$1,000 and multiples thereof

Pricing Date	September 28, 2012

Original Issue Date (Settlement Date)	October 9, 2012

CUSIP Number	6174822M5

ISIN Number	US6174822M54

Interest Rate	None

Underlying Index	Asia ex Japan High Dividend Index (Price)

Index Publisher	Structured Solutions AG or any successor thereto

Payment at Maturity, or Upon Any Earlier Exercise of your Exchange Right

Each Security is exchangeable on the Maturity Date, unless earlier exchanged by you, for the Net Entitlement Value and the accrued Eligible Dividends, as determined on the Maturity Valuation Date (as defined below).

Index Value	On any Index Business Day, the closing value of the Underlying Index, as published on the Bloomberg page “ASIAHSD <Index>” or any successor page.

Initial Index Value	995.025, which is the Index Value on the Pricing Date.

Net Entitlement Value
The Net Entitlement Value on any Index Business Day equals (i) the product of (x) the Net Entitlement Value on the previous Index Business Day and (y) the Index Performance (as defined below) as of that Index Business Day minus (ii) the Adjustment Amount (as defined below) determined as of such Index Business Day.  The Net Entitlement Value will be calculated by the Calculation Agent.  The Net Entitlement Value may be expressed by the following formula:

NEVT	=	NEVT-1	×	Index Performance T	–	Adjustment Amount

where

NEV = Net Entitlement Value

T = any Index Business Day

Initial Net Entitlement Value	$970

Index Performance
On any Index Business Day, the Index Value (as defined below) on that Index Business Day divided by the Index Value on the previous Index Business Day.  The Index Performance may be expressed by the following formula:

Index Performance	=	Index Value of Underlying Index T
Index Value of Underlying Index T–1

where

T = each Index Business Day

Eligible Dividends
An amount determined by the Calculation Agent in its sole discretion to reflect an amount equal to any cash dividends in respect of the stocks composing the Underlying Index where both the ex-dividend date and the payment date for that dividend falls within the period from but excluding the Pricing Date through and including the Maturity Valuation Date (or Exchange Valuation Date, if applicable), net of any costs, taxes or fees required to be deducted or paid in connection with the relevant dividend, and converted into U.S. dollars, at a rate determined by the Calculation Agent in its sole discretion, on the Maturity Valuation Date or the Exchange Valuation Date, as applicable.

Adjustment Amount
On any Index Business Day, (a) the quotient of (i) the product of (x) 0.40% of the Net Entitlement Value on the previous Index Business Day times (y) the number of calendar days since the previous Index Business Day, divided by (ii) 365 plus (b) the Administration Fee.  The Administration Fee does not include the cost of the Agent’s commission of 3%.

Administration Fee
On any Index Business Day from and including the Pricing Date to and including the Maturity Valuation Date or the Exchange Valuation Date, as applicable, the aggregate amount of all transaction costs, taxes and any other fees or charges that would be incurred by a foreign investor in the relevant markets since the previous Index Business Day, calculated on a per Stated Principal Amount basis, for such investor to buy or sell any stocks in such markets necessary to match the composition and performance of the Underlying Index, as determined by the Calculation Agent in its sole discretion.

Maturity Valuation Date and
Exchange Valuation Date	For purposes of calculating the Net Entitlement Value payable on the Maturity Date, the Maturity Valuation Date will be September 28, 2015, subject to adjustment for non-Index Business Days or

Market Disruption Events as described in the second succeeding paragraph.

For purposes of calculating the Net Entitlement Value payable on any Exchange Date, the Exchange Valuation Date will be the Index Business Day on which you duly give an instruction to exercise your Exchange Right and the instruction is received by us, subject to adjustment for Market Disruption Events as described in the following paragraph.

If the Maturity Valuation Date is not an Index Business Day or if there is a Market Disruption Event on the Maturity Valuation Date or any Exchange Valuation Date, the Maturity Valuation Date or Exchange Valuation Date, as applicable, shall be the next succeeding Index Business Day on which there is no Market Disruption Event; provided that if a Market Disruption Event has occurred on each of the five consecutive Index Business Days immediately succeeding the scheduled Maturity Valuation Date or Exchange Valuation Date, as applicable, then (i) such fifth succeeding Index Business Day will be deemed to be the Maturity Valuation Date or Exchange Valuation Date, as applicable, for the Underlying Index, notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such fifth Index Business Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the Underlying Index on such fifth Index Business Day in accordance with the formula for and method of calculating the Underlying Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Index Business Day of each security most recently constituting the Underlying Index.

Exchange Right
You may exchange your Securities on any Index Business Day for the Net Entitlement Value and accrued Eligible Dividends, if any, as determined on the applicable Exchange Valuation Date by instructing your broker or other person through whom you hold your Securities to take the appropriate steps through normal clearing system channels.  Your book-entry interest in the Securities must be transferred to the Trustee on our behalf at or prior to 10:00 a.m. (New York City time) on the Exchange Date.

Since the Securities will be held only in book-entry form, only the Depository Trust Company (“DTC”) may exercise the Exchange Right with respect to the Securities. Accordingly, beneficial owners of Securities that desire to have all or any portion of their Securities exchanged must instruct the participant through which they own their interest to direct DTC to exercise the Exchange Right on their behalf. In order to ensure that we receive the instructions on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant’s deadline for accepting instructions from their customers. All instructions given to participants from beneficial owners of Securities relating to the right to exchange their Securities will be irrevocable.

In addition, at the time instructions are given, each beneficial owner must direct the participant through which it owns its interest to transfer its book-entry interest in the related Securities, on DTC’s records, to the Trustee on our behalf.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline.

If your instructions are not timely made and your book-entry interest is not transferred to the Trustee on our behalf at or prior to 10:00 a.m. (New York City time) on the Exchange Date, you will not be able to exchange your Securities until the following Index Business Day and you will need to complete all the required steps if you should wish to exchange your Securities on that subsequent Index Business Day.

We may request that MS & Co. purchase the Securities you exchange for the Net Entitlement Value that would otherwise have been payable by us. MS & Co.’s agreement to purchase the exchanged Securities will be without prejudice to your right to proceed against us upon any failure of MS & Co. to settle the purchase when due. Any Securities purchased by MS & Co. will remain outstanding.

Exchange Date	The fifth Trading Day following the relevant Exchange Valuation Date.

Index Business Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Underlying Index, other than a day on which trading on such Relevant Exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Relevant Exchange
The primary exchange(s) or market(s) of trading for (i) any security then included in the Underlying Index and (ii) any futures or options contracts related to the Underlying Index or to any security then included in the Underlying Index.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Book Entry Note or Certificated Note	Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior or Subordinated Security	Senior

Underlying Index
The Underlying Index is a price return index designed to track the performance of certain Asian large capitalization companies that offer a high and relatively stable annual dividend yield.  The Underlying Index consists of 27 exchange-listed stocks (each, an “Index Component”) of large capitalization companies based in Australia, Hong Kong, Singapore, China, Taiwan or Indonesia that satisfy the dividend yield stability and dividend yield rank criteria, as determined by Morgan Stanley Asia Limited (the “Index Advisor”) and the Index Publisher on an annual basis.  However, as a price return index, any ordinary dividends paid on the Index Components are not taken into account in the calculation of the level of the Index (the “Index Level”).  The Underlying Index employs an equal weighting methodology such, that upon adjustment, each Index Component contributes an equal value to the Index Level.  The Underlying Index is calculated, maintained and published by the Index Publisher in accordance with the Index Methodology.

Index Constitution and Calculation

The Underlying Index was constituted with an Initial Index Level of 1,000 as of September 11, 2012 (the “Index Base Date”), and was initially constituted by the Index Advisor and the Index Publisher to include the 27 stocks that satisfied the following three criteria (together, the “Selection Criteria”) as of the Index Base Date:

(a) The “Selection Pool” criterion: exchange-listed stocks of large capitalization companies based in Australia, Hong Kong, Singapore, China, Taiwan or Indonesia with market capitalization of at least two billion U.S. dollars, average daily trading value in the last three months of at least five hundred million U.S. dollars and estimated dividend yield for the current unreported year of at least three per cent that have paid dividends for at least six of the last ten years;

(b) The “Dividend Yield Stability” criterion: stocks with ratio of less than 2/3 between (i) the standard deviation of the annual dividend yield of the last ten years, and (ii) the median annual dividend yield of the same 10-year period; and

(c) The “Dividend Yield Rank” criterion: stocks with the highest median annual dividend yield from the following markets: (i) six from Australia, (ii) six from Hong Kong, (iii) six from Singapore, (iv) four from China, (v) three from Taiwan, and (vi) two from Indonesia.

Where two or more stocks have the same median annual dividend yield, the stock with the higher estimated dividend yield for the current unreported year shall be selected.

The Index Level is calculated on each business day using the official closing price as published by the primary exchange of each Index Component.  Where the price of an Index Component is not listed in U.S. dollars, spot foreign exchange rates provided by The WM Company at 4 p.m. London time will be used.  The Index Level on any such business day equals the sum of the products of the number of shares (the “Index Shares”) and the official closing price (the “Closing Price”) of each Index Component.  For each Index Component, the Index Shares remain constant until the next adjustment.

Rebalancing

The composition of the Underlying Index is reviewed annually on every second Tuesday in September (the “Selection Day”) and the Index Advisor and the Index Publisher shall determine the Index Components to replace the Index Components then constituting the Underlying Index and the Index Shares for each new Index Component.  The new Index Components are the 27 stocks that satisfy the Selection Criteria as of the Selection Day and any required adjustments will be made on the third business day after the Selection Day (the “Rebalancing Day”).

Index Maintenance and Adjustments

Under certain circumstances, the Index Publisher may adjust the Underlying Index to ensure that the Index Level continues to reflect the value of the Index Components as closely as possible. Such circumstances include where there are capital increases, share splits and par value conversions.

The Underlying Index is a price return index and thus any ordinary dividends paid on the Index Components are not taken into account in the calculation of the Index Level.  If special dividends and other distributions are paid on an Index Component, the new Index Shares shall equal the product of (i) the prior Index Shares and (ii) the quotient of (a) the prior Closing Price and (b) the difference between (x) the prior Closing Price and (y) the quotient of the prior Closing Price and 1 minus the applicable withholding tax rate.

The Index Publisher will determine whether other events relating to any Index Component would have a dilutive, concentrative or other effect on the value of the Index Component and, if so, whether and when any corresponding adjustment should be made to the Underlying Index.  Potential events that can lead to adjustments include capital increases, rights issues, capital reductions, share splits and par value conversions. For capital increases and rights issues, the new Index Shares shall equal the product of (i) the prior Index Shares and (ii) the quotient of (a) the prior Closing Price and (b) the difference between (x) the prior Closing Price and (y) the value of the rights issue, where the value of the rights issue is calculated as the quotient of the difference between (i) the prior Closing Price and the sum of the price of the rights issue and dividend disadvantage and (ii) the sum of the 1 and the subscription ratio. In the case of capital reductions, the new Index Shares for the affected Index Component will equal the product of the prior Index Shares and the quotient of (i) 1 and (ii) the reduction ratio. The reduction ratio shall be calculated as the quotient of (i) the prior Index Shares and (ii) the Index Shares after the capital reduction. Upon the occurrence of share splits or par value conversions, adjustment will be made to the Index Shares of the affected Index Component such that the new Index Shares equal the product of the prior Index Shares and the quotient of the new par value a share, or new number of shares, of the Index Component over the prior par value of such share or prior number of such shares.

The Index Publisher will also make necessary adjustments to the Underlying Index upon certain reorganization events of the Index Components.  In the case of a merger, takeover bid, delisting, nationalization of a company or insolvency (the “Extraordinary Events”), the Closing Price of the affected Index Component will be the last available market price quoted on the relevant exchange on the day of the Extraordinary Event for such Index Component, as determined by the Index Publisher, and this price will be used as the Closing Price of such Index Component until the end of the day on which the composition of the Underlying Index is re-set.  If a market price of such Index Component is not available on the day of the Extraordinary Event, the last available market price quoted on the relevant exchange on a day specified as appropriated by the Index Publisher will be used.  If an Index Component is removed from the Underlying Index or ceases to exist, or if the relevant exchange is closed, between two Rebalancing Days, the Index Publisher shall designate a successor component.  If insolvency occurs in relation to an Index Component, the Index Component will remain part of the Underlying Index until the next Rebalancing Day.  If no Closing Price is available for such Index Component, as determined by the Index Publisher, then the Closing Price of such Index Component will equal zero.  The Index Publisher and the Index Advisor may agree to eliminate the respective Index Component before the next Rebalancing Day and there will be no substitute until the next Rebalancing Day.

Indicative and Historical Information
The inception date for the Underlying Index was September 11, 2012.  The information of the Underlying Index prior to September 11, 2012 is a hypothetical retrospective simulation calculated by the Index Publisher, using the same methodology as is currently employed for calculating the Underlying Index based on historical data.  A retrospective simulation means that no actual investment which allowed a tracking of the performance of the Underlying Index existed at any time during the period of the retrospective simulation. Therefore, information of the underlying index prior to September 11, 2012 is hypothetical only and does not reflect actual historical performance. Investors should be aware that no actual investment which allowed a tracking of the performance of the Underlying Index was possible at any time prior to September 11, 2012. Such data must be considered illustrative only. You should not take the historical or hypothetical retrospective index values of the Underlying Index as an indication of its future performance.

The table sets forth the rebalanced hypothetical retrospective and historical high and low index values from September 11, 2009, as well as end-of-quarter index values, of the Underlying Index for each quarter from September 11, 2009 through September 28, 2012.  The related graph sets forth the hypothetical retrospective and historical index values of the Underlying Index for the same period.  The closing value of the Underlying Index on September 28, 2012 was 995.025.

On the Pricing Date, the Underlying Index was rebalanced such that the Initial Index Value equals 995.025.

We obtained the information for the historical and indicative prices from Bloomberg Financial Markets without independent verification.

Asia ex Japan High Dividend Index (Price)
Historical and Indicative
High, Low and Period End Index Values
September 11, 2009 through September 28, 2012

	High	Low	Period End
2009
Third Quarter (beginning September 11, 2009)	755.74	732.03	752.21
Fourth Quarter	808.50	732.81	789.70
2010
First Quarter	808.96	735.79	795.07
Second Quarter	823.23	725.57	765.14
Third Quarter	862.97	762.78	861.21
Fourth Quarter	940.45	861.95	922.81
2011
First Quarter	943.93	876.09	943.93
Second Quarter	972.05	928.62	950.40
Third Quarter	968.54	790.57	796.14
Fourth Quarter	889.61	767.72	848.96
2012
First Quarter	950.19	847.79	926.62
Second Quarter	961.56	879.81	928.37
Third Quarter (through September 28, 2012)	995.02	927.36	995.02

Asia ex Japan High Dividend Index (Price) Index
Historical and Indicative Daily Index Values
September 11, 2009 through September 28, 2012

The following table shows hypothetical yearly returns on the Underlying Index for the period from September 11, 2009 to September 28, 2012.  Because the publication of the Underlying Index began on September 11, 2012, the return on the Underlying Index shown below is retrospectively simulated.  No actual investment which allowed a tracking of the performance of the Underlying Index was possible at any time prior to September 11, 2012.

Index returns1

	9/11/2009–9/28/2012	20092	2010	2011	20123
Returns	33.61%	3.56%	16.85%	-8.66%	22.03%

1. All returns except 2009 returns and year-to-date 2012 returns are annualized.
2. 2009 returns cover the period between September 11, 2009 to December 31, 2009 and thus are not annualized.
3. Year-to-date 2012 returns are not annualized.

Discontinuance of the Underlying
Index; Acceleration
If the Index Publisher discontinues publication of the Underlying Index on any Index Business Day, then the Maturity Valuation Date will be deemed accelerated to the Trading Day immediately preceding such discontinuance and the Calculation Agent will determine the Net Entitlement Value and any accrued Eligible Dividends on that date, subject to any Market Disruption Event.  The payment of such amounts will be made on the second Business Day following such Trading Day.

Alternate Exchange Calculation
in Case of an Event of Default	If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration

Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Maturity Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Trustee	The Bank of New York Mellon

Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

Calculation Agent	MS & Co. and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Net Entitlement Value will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655).  All dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655) and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Value, the Eligible Dividends or whether a Market Disruption Event has occurred.  See “—Market Disruption Event” and “—Discontinuance of the Underlying Index; Acceleration” above.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	“Market Disruption Event” means the occurrence or existence of any of the following events:

(i)     a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Underlying Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on each such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the Underlying Index during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts or exchange-traded funds related to the Underlying Index for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; or the suspension, absence or material limitation of trading on any major securities market for trading in options or futures contracts related to the stocks underlying the Underlying Index during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii)    a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Underlying Index shall be based on a comparison of (x) the portion of the value of the Underlying Index attributable to that security relative to (y) the overall value of the Underlying Index, expressed in U.S. dollars, in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contracts or exchange-traded funds will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Underlying Index by the primary securities market trading in such contracts or funds by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or funds or (z) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Underlying Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary securities market on which futures or options contracts or exchange-traded funds related to the Underlying Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used primarily in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The Adjustment Amount covers the cost of ongoing commissions and includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging of our obligations under the Securities.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflict of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the Agent a fixed sales commission of $30 for each Security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

We expect to deliver the Securities against payment therefor in New York, New York on October 9, 2012, which will be the sixth scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Securities more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or the securities underlying the Underlying Index in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement, prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, prospectus and their contents has been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement and prospectus has been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement, prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may be circulated or distributed, nor may the Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where Securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities pursuant to an offer made under Section 275 except:

(1)    to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Validity of the Securities
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA, or “disqualified persons” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction, and provided further that the plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many plans, the Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a plan or a plan asset entity and is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)    we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)    any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities does not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup

Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

United States Federal Income
Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.

This discussion applies only to initial investors in the Securities that are U.S. Holders (as defined below) who:

•	purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the

Securities is sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

This discussion does not address the potential tax consequences to non-U.S. investors in the Securities.  A non-U.S. investor that acquires a Security may be subject to adverse U.S. federal tax consequences, including U.S. federal withholding tax.  Non-U.S. investors should consult their tax advisers regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Securities.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	certain dealers and traders in securities, commodities or foreign currencies;
•	investors holding the Securities as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
•	U.S. Holders whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code.  If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder upon the sale, exchange or settlement of a Security.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and subject to the discussion below regarding the treatment of Eligible Dividends, it is more likely than not that a Security will be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or courts will agree with the treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Securities described above.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Subject to the discussion below with respect to Eligible Dividends, upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any such gain or loss recognized upon sale, exchange or settlement of a Security should be long-term capital gain or loss if the U.S. Holder has held the Security for more than one year at such time, and short-term capital gain or loss otherwise.

Treatment of Eligible Dividends.  There is a substantial risk that the IRS could treat accrued Eligible Dividends received upon settlement or any proceeds of a sale or exchange attributable to accrued Eligible Dividends as a separate item of income. Due to the lack of governing authority, our counsel is not able to opine as to whether amounts realized upon a disposition of a Security that are attributable to Eligible Dividends will be treated as a separate item of income. In the event that accrued Eligible Dividends are so treated, a U.S. Holder would likely recognize ordinary income equal to the amount of accrued Eligible Dividends regardless of whether the U.S. Holder recognizes an overall gain or loss on the Securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  For example, there is a significant risk that a U.S. Holder would be treated as the owner of the Underlying Shares, in which case the amount, timing and character of the gain or loss on a Security could be materially and adversely affected. For instance, a U.S. Holder would be required to include in income dividends (including any withholding tax imposed on the dividends) on the Underlying Shares as such dividends are paid and to recognize taxable gain (or loss) upon a rebalancing of the Index or a change in the Index constituents.  Additionally, a U.S. Holder would be required to recognize foreign currency gain or loss in respect of currency fluctuations between the date of payment of a dividend and the disposition of a Security.

Even if a holder is not treated as owning the Underlying Shares, the IRS could require a U.S. Holder to include in income Eligible Dividends as they are paid on the Underlying Shares or treat a rebalancing of the Index or a change to the Index methodology as a taxable event.  Alternatively, the IRS could seek to treat a Security as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of a Security would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.

Other alternative U.S. federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  It is possible, for example, that a Security could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue OID as income on a current basis.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.

The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Securities at maturity and the proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.